Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-159654) and Form S-8 (Nos. 333-174585, 333-156092, 333-136616, 333-110573, 333-43336, 333-72441, 333-69855, 33-64278, 33-93106) of Express Scripts, Inc. of our report dated February 16, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments as discussed in Note 13, as to which the date is October 25, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated October 25, 2011.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
October 25, 2011